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                                AMENDMENT NO. 1
                                      TO
                   AMENDED AND RESTATED EMPLOYMENT AGREEMENT


         This Amendment No. 1 to Amended and Restated Employment Agreement (the "Amendment") is entered into effective as of April 15, 1996, by and between SFX Broadcasting Company, Inc., a Delaware corporation, its successors and assigns (the "Company"), and D. Geoffrey Armstrong, an individual residing at 104 Phlox Drive, Austin, Texas 78734 (the "Executive").

         WHEREAS, the Company and the Executive entered into a certain employment agreement dated as of October 7, 1993 (the "Initial Employment Agreement") which was subsequently replaced by the Amended and Restated Employment Agreement dated as of April 1, 1995 (the "Amended and Restated Employment Agreement");

         WHEREAS, the Company has entered into a merger agreement with Multi-Market Radio, Inc. ("MMR") dated April 15, 1996, as it may be amended or modified from time to time (the "Merger Agreement");

         WHEREAS, the Merger Agreement is scheduled to be consummated following the satisfaction or waiver of the conditions set forth in the Merger Agreement (the date of such consummation being referred to in this Agreement as the "Closing");

         WHEREAS, the Company desires to modify the terms of employment of the Executive subsequent to the Closing and the Executive desires that such terms be modified;

         WHEREAS, the Compensation Committee of the Board of Directors of the Company and the Board of Directors (with the Executive not participating in the discussions and abstaining from voting thereon) approved the terms and conditions of this Amendment to the Amended and Restated Employment Agreement.

         NOW, THEREFORE, for and in consideration of the premises and the covenants and agreements contained herein, and other valuable consideration, the adequacy of which is hereby acknowledged, the parties hereby agree as follows:

     1. Section 2(a) of the Amended and Restated Employment Agreement is hereby replaced by the following:

         "From the Closing of the Merger (as such term is defined in the Merger Agreement between SFX Broadcasting, Inc, SFX Merger Company and Multi-Market Radio, Inc. dated April 15, 1996, and hereinafter referred to in this Amendment as the "Closing") and during the remainder of the term of this Agreement, the Executive shall be employed as the Chief Operating Officer and interim Chief Financial Officer. Upon the hiring of a full-time Chief Financial Officer, the Executive will cease to be the Company's Chief Financial Officer. The executive will submit his resignation as Chief Financial Officer upon the execution of this Agreement, such resignation to be effective upon the hiring of a full-time Chief Financial Officer. The Executive shall perform such duties and responsibilities as






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         shall be reasonably assigned to the Executive by the Chief Executive
         Officer of the Company, or which are from time to time assigned to or vested in him by the Company's Board of Directors and which are customarily incident to the position of the Chief Operating Officer and (until a full-time Chief Financial Officer is hired) Chief Financial Officer of a large multi-station broadcasting company and are consistent with The Company's By-Laws. The Company agrees to hire a full-time Chief Financial Officer to assume such duties not later than 90 days after the Closing. Additionally, the Executive shall serve as a member of the Board."

     2. A new Section 10.4.2 is added to Section 10.4 of the Amended and Restated Employment Agreement as follows:

         "10.4.2. (a) Notwithstanding anything to the contrary in this Agreement, the Company shall pay to the Executive on the earlier of
         (i) the Closing and (ii) the latest of the closing of the offering of SFX's Senior Subordinated Notes, the closing of the offering of SFX's Preferred Stock and the closing of the initial funding of the new credit agreement to be entered into with The Bank of New York, presently being prepared by the underwriters, the sum of $4,575,000 (the "Payment Amount"). The Executive will receive the Payment Amount in consideration for (i) the deferral until termination pursuant to
         Section 10.4.2(b) by the Executive of the payments and benefits provided for in Section 10.3(A), (B) and (D) and Section 10.4 of this Agreement (except as provided in this Section 10.4.2), and (ii) the Company's purchase from the Executive of the Executive's right to be granted options pursuant to Section 3(c)(excluding, however, options previously granted to the Executive to purchase 65,000, 20,000 and 50,000 shares of Class A Common Stock of the Company under the 1993, 1994 and 1995 Stock Option Plan, respectively, (the "Granted Stock Options")) and Section 10.3(C). The Company agrees that any right of the Company to reduce or offset against the Executive's salary, other compensation or payments due to him by reason of $120,000 in deferred compensation having previously been paid to him, is hereby waived.

         (b) The Company and the Executive further agree that during the period (the "Termination Option Period") which starts on the first anniversary of the Closing and ends on midnight of the thirtieth day after the first anniversary of the Closing, the Executive and the Company shall each have the option to terminate this Agreement upon thirty (30) days written notice. Upon such termination, the Company agrees to (i) pay to the Executive $1,200,000 in lieu of and in full satisfaction of the amounts provided for in Section 10.3(A), (B) and
         (D) and deferred pursuant to Section 10.4.2 (a) (which provisions are otherwise specifically waived hereunder) and (ii) repurchase all of the Executive's Granted Options which shall become 100% vested on the date of such termination, and any other stock options which may be granted subsequent to this date, all of which will become 100% vested on the date of such termination, for an amount equal to the difference between (x) the number of options multiplied by the respective exercise price of such options and (y) the number of such options multiplied by the greater of $40.00 and the average trading price of a share of Class A Common Stock of the Company on the exchange or market on which such shares trade during the twenty days prior to five days before the effective date of the termination of this Agreement. The obligations to

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         purchase stock options provided for herein shall not be reduced, limited or otherwise affected by reason of the lack of any approval by the Company's stockholders of any of such options, the invalidity of any such options, or otherwise. In the event that the Company fails to pay the amounts due to the Executive within ten (10) days following the Closing or the date of such termination, as the case may be, then Executive shall be entitled to interest on such unpaid amount due at a rate per annum equal to the base rate of Chemical Bank plus 5% from the date such amount is due until paid, and Executive shall be entitled to recover from the Company reasonable attorneys' fees and costs incurred in collecting such amount.

         (c) The Company and the Executive further agree that in the event of the Executive's death, Total Disability, Termination following a Change of Control or Constructive Termination during the period between April 15, 1996 and the last day of the Termination Option Period, the Company will make the payments provided for in Section
         10.4.2 (a) and (b) to the Executive or to the Executive's estate, as the case may be. The Company may, at its option and at its cost, obtain insurance policies for the benefit of the Company in the amount of the payment provided for in this Section 10.4.2. The Executive hereby agrees to undertake cooperate fully with the Company in obtaining such policies and to take all reasonable actions to allow the Company to maintain such insurance policies."

     3. Section 10.5 is hereby deleted from the Amended and Restated Employment Agreement.

4. Executive hereby agrees that for the period during which he serves on the Board of Directors of SFX, and for a period of one year thereafter, unless and until he shall have been specifically invited or authorized in writing by SFX, he will not singly or as part of a "partnership, limited partnership, syndicate or other group" (as those terms are used within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), directly or indirectly, solicit, seek or offer to effect, negotiate with or provide any information to any person with respect to, become engaged by any third party, or make any statement, proposal or inquiry, whether written or oral, either alone or in concert with others, to the Board of Directors of SFX or MMR, or otherwise make any public announcement or proposal or offer whatsoever with respect to, (I) any form of business combination or business transaction involving SFX or MMR including, without limitation, a merger, consolidation, tender or exchange offer, sale or purchase of assets or securities, or dissolution or liquidation of SFX or MMR, or (ii) any form of restructuring, recapitalization or similar transaction with respect to SFX or MMR.

5. The Executive and the Company hereby affirm that except as amended by this Amendment, the Amended and Restated Employment Agreement is in full force and effect and that neither party hereto has any rights, obligations or claims with respect of the relationship between the Company and the Executive, in his capacity as an officer, employee, shareholder or otherwise, except as set forth in the Amended and Restated Employment Agreement, the Option Agreement effective December 1, 1993 between the Company and the Executive and the Option Agreement effective June 27, 1994 between the Company and the Executive.



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         IN WITNESS WHEREOF, the Executive has executed this Agreement and the
Company has caused this Agreement to be executed by a duly authorized officer as of the day and year first above written.


                                 SFX BROADCASTING COMPANY, INC.



                                 By: /s/ Robert F. X. Sillerman
                                     -------------------------------------
                                     Name:  Robert F. X. Sillerman
                                     Title:    Executive Chairman


                                     /s/ D. Geoffrey Armstrong
                                     -------------------------------------
                                     D. GEOFFREY ARMSTRONG


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